    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 12, 2000
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                             STAAR SURGICAL COMPANY
               (Exact name of Registrant as specified in Charter)

                   DELAWARE                                        95-3797439
         (State or other jurisdiction                             (IRS Employer
       of incorporation or organization)                     Identification Number)

                               1911 WALKER AVENUE
                           MONROVIA, CALIFORNIA 91016
                                 (626) 303-7902
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                ANDREW F. POLLET
                               1911 WALKER AVENUE
                           MONROVIA, CALIFORNIA 91016
                                 (626) 303-7902
(Name, address, including zip code, and telephone number of agent for service of process)
                           --------------------------

                                   COPIES TO:

                               NIMISH PATEL, ESQ.
                              Pollet & Richardson
                               A Law Corporation
                      10900 Wilshire Boulevard, Suite 500
                         Los Angeles, California 90024
                                 (310) 208-1182
                           --------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                           --------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

           TITLE OF EACH CLASS OF                     AMOUNT TO              PROPOSED MAXIMUM             AMOUNT OF
         SECURITIES TO BE REGISTERED                BE REGISTERED        AGGREGATE OFFERING PRICE      REGISTRATION FEE
Common Stock.................................         1,500,000               $23,437,500(1)                $6,188

(1) Calculated in accordance with Rule 457(c) under the Securities Act on the basis of the average high and low prices of the common stock on October 9, 2000, as quoted on the Nasdaq National Market.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                     [LOGO]

                             STAAR SURGICAL COMPANY

                                1,500,000 SHARES
                                  COMMON STOCK

                               ------------------

    This prospectus relates to the resale by certain shareholders, referred to collectively in this prospectus as the Selling Security Holders, of 1,500,000 shares of Staar Surgical Company common stock, par value $0.01 per share. These shares were previously acquired by the Selling Security Holders under that certain Private Placement Offering dated September 11, 2000, pursuant to
Rule 506 of Regulation D promulgated under the 1933 Securities Act. The common stock registered for resale hereby has been registered pursuant to our obligations contained in a written agreement between us and the Selling Security Holders.

    Our common stock is listed on the Nasdaq National Market under the symbol "STAA." On October 9, 2000, the average of the high and low prices of the common stock on the Nasdaq National Markets was $15.63 per share. Information on us can be inspected and copied at Nasdaq at 1735 K Street, N.W., Washington, D.C. 20006.

    AN INVESTMENT IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE OUR SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

                             ---------------------

                THE DATE OF THIS PROSPECTUS IS OCTOBER 12, 2000.

                               PROSPECTUS SUMMARY

THE COMPANY

    We were incorporated in California in 1982 as the successor to a partnership created for the purpose of developing, producing and marketing products for minimally invasive ophthalmic surgery. We reincorporated in Delaware in April 1986. We develop, produce, market and globally distribute innovative products for minimally invasive ophthalmic surgery. Our products are used by ophthalmologists and other eye care professionals to improve or correct vision in patients suffering from refractive conditions such as myopia, commonly known as nearsightedness, and hyperopia, commonly known as farsightedness, cataracts and glaucoma.

WHERE YOU CAN FIND MORE INFORMATION

    We are subject to the informational requirements of the Securities Exchange Act of 1934 and must file reports, proxy statements and other information with the Securities and Exchange Commission. The reports, information statements and other information we file with the Commission can be inspected and copied at the Commission at Room 1024, 450 Fifth Street, N.W. Washington, D.C. 20549, and at its regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy, and information statements and other information regarding Registrants, such as us, which file electronically with the Commission.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus, including all documents incorporated by reference, includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. All statements other than statements of historical facts included in this prospectus, including without limitation, statements under "Material Changes" and "Risk Factors" regarding our financial position, business strategy, and plans and objectives of our management for future operations, are forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations are disclosed under "Risk Factors" and elsewhere in this prospectus. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this section.

HOW TO CONTACT US

    Our principal executive offices are located at 1911 Walker Avenue, Monrovia, California 91016. Our telephone number is (626) 303-7902 and our website address is http:\\www.staar.com.

                                  RISK FACTORS

    AN INVESTMENT IN OUR COMMON STOCK IS HIGHLY SPECULATIVE, INVOLVES A HIGH DEGREE OF RISK, AND SHOULD BE MADE ONLY BY INVESTORS WHO CAN AFFORD A COMPLETE LOSS OF THEIR INVESTMENT. YOU SHOULD CAREFULLY CONSIDER, TOGETHER WITH THE OTHER MATTERS REFERRED TO IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS BEFORE YOU DECIDE TO BUY OUR COMMON STOCK.

    WE HAVE GENERATED ONLY LIMITED REVENUES TO DATE AND WE MAY NOT BE ABLE TO ACHIEVE OR MAINTAIN LONG-TERM PROFITABILITY. OUR FUTURE SUCCESS WILL DEPEND A GREAT DEAL ON OUR ABILITY TO SUCCESSFULLY COMMERCIALIZE THE AQUA-FLOW(TM) GLAUCOMA DEVICE AND THE ICL(TM).

    We have generated only limited revenues to date. We have earned only modest profits in fiscal years 1997, 1998 and 1999. We cannot assure you that we will not incur substantial losses in the future, particularly as we expand our sales and marketing efforts for the Aqua-Flow-TM- Glaucoma Device and the ICL-TM-, if approved, and increase research and development, clinical trial and administrative activities.

    Our ability to achieve and maintain long-term profitability depends to a significant extent on obtaining regulatory approval for and successfully commercializing the Aqua-Flow-TM- Glaucoma Device and the ICL-TM-, and also on successfully completing preclinical and clinical trials, obtaining required regulatory approvals and successfully developing, manufacturing and marketing our other current and future product candidates. In order to successfully commercialize the Aqua-Flow-TM- Glaucoma Device and the ICL-TM-, we must be able to, among other things, obtain regulatory approval for these products. We cannot assure you that the FDA will approve these products in a timely manner, if at all. If we fail to successfully obtain regulatory approval for the Aqua-Flow-TM-Glaucoma Device and the ICL-TM-, our business, financial condition and operating results will be materially harmed and our stock price would be adversely affected. We cannot assure you that we will be able to achieve any of the foregoing or that we will be able to achieve and maintain long-term profitability even if we successfully commercialize our products.

WE FACE INTENSE COMPETITION AND RAPID TECHNOLOGICAL CHANGE THAT COULD RESULT IN PRODUCTS THAT ARE SUPERIOR TO THE PRODUCTS WE ARE COMMERCIALIZING OR DEVELOPING.

    The market for ophthalmic products is intensely competitive and is subject to rapid and significant technological change. We have numerous competitors in the United States and abroad, including, among others, large companies such as Alcon, Mentor, Summit, VISX, Bausch & Lomb, Merck & Company, Allergan, CIBA Vision Corporation, Pharmacia, and Nidek Co., Ltd. These competitors may develop technologies and products that are more effective or less costly than any of our current or future products or that could render our products obsolete or noncompetitive. Many of these competitors have substantially more resources and marketing capabilities than we do. In addition, the medical technology and device industry continues to experience consolidation, resulting in an increasing number of larger, more diversified companies than us. Among other things, these companies can spread their research and development costs over much broader revenue bases than we can and can influence customer and distributor buying decisions.

    If our ICL-TM- receives required regulatory approval, we will also compete with manufacturers of traditional vision correction techniques, such as contact lenses and eyeglasses, and with alternative technologies, such as other surgical and laser refractive procedures. If other surgical and laser refractive procedures become increasingly accepted as effective and safe techniques for permanent vision correction, or are perceived as more effective or safer than our techniques, it could substantially impact the available market for our products generally, and the ICL-TM- in particular, and have a material and adverse effect on our business.

    Our ophthalmic products and techniques may not gain market acceptance among physicians, patients, healthcare payors and the medical community. Significant factors in determining whether we will be able to compete successfully include:

    - the efficacy and safety of our products;

    - our manufacturing and development capabilities;

    - the time and scope of regulatory approval;

    - reimbursement coverage from insurance companies and others;

    - the price and cost-effectiveness of our products; and

    - patent protection.

    We will be required to continue to devote significant financial and other resources to enhance our existing products and develop new products. If we are unable to effectively compete, we may experience a decline in sales volume of our existing products or an inability to attain sufficient market penetration for new products and price reductions, either of which would materially harm us.

MANY OF OUR PRODUCTS AND PRODUCT CANDIDATES ARE BASED ON NOVEL TECHNOLOGY AND, CONSEQUENTLY, ARE INHERENTLY RISKY. CONCERNS ABOUT THE SAFETY AND EFFICACY OF OUR PRODUCTS COULD LIMIT OUR FUTURE REVENUES.

    We are subject to the risks of failure inherent in the development of product candidates and procedures based on new technologies. These risks include the possibility that the products and technologies we use will not be effective, our product candidates will be unsafe or otherwise fail to receive the necessary regulatory approvals, our product candidates will be hard to manufacture on a large scale or will be uneconomical to market or we will not successfully overcome technological challenges presented by our products.

    In particular, there is a risk that the marketplace will not accept, or be receptive to, the potential benefits of the Aqua-Flow-TM- Glaucoma Device or the ICL-TM-. Unless and until these new products are accepted by the market and begin generating meaningful revenues, our financial condition and prospects will continue to be solely dependent upon our line of cataract products. Acceptance of our new products, including the Aqua-Flow-TM- Glaucoma Device and the ICL-TM-, will depend on a number of factors, including:

    - the efficiency, performance and attributes of these new products;

    - our ability to obtain necessary regulatory approvals to market the new products;

    - the effectiveness of our marketing and sales efforts, including educating ophthalmologists and other potential customers as to the distinctive characteristics and benefits of these new products;

    - the rate at which ophthalmologists attain the necessary surgical skills to implant these new products;

    - our ability to meet manufacturing and delivery schedules;

    - product pricing; and

    - general economic conditions affecting customers' purchasing patterns.

    In addition, physicians and consumers may have a number of concerns about the safety and efficacy of our products, including the ICL-TM-, and general acceptance among physicians and consumers regarding our products in development may require even greater levels of research and information to allay concerns. Most medical products and treatments, including ours, involve multiple potential complications and side effects, not all of which can be predicted with accuracy and many of which may vary from patient to patient. Long-term follow-up data may reveal additional complications associated with our products. The responses of potential physicians and others to information about complications could materially affect the market acceptance of our products, which in turn would materially harm our business.

LONG-TERM USE OF OUR PRODUCTS MAY NOT YIELD THE SAME RESULTS AS THOSE DEMONSTRATED IN CLINICAL TRIALS OR OVER SHORT-TERM USE.

    While our products are subject to substantial FDA scrutiny requiring multiple clinical studies and are monitored regarding efficacy or safety over time, it is possible that the same results shown in clinical studies and over short-term use of our products may not be the same over long-term use. It is possible that long-term effectiveness or safety will be less favorable than previously experienced or projected. If long-term patient use or clinical experience indicates that our products or procedures do not provide patients with sustained benefits, or cause adverse side effects, our sales could decline and we could be subject to significant liability.

OUR OPERATING RESULTS HAVE VARIED SIGNIFICANTLY IN THE PAST AND COULD VARY SIGNIFICANTLY IN THE FUTURE BASED ON A NUMBER OF FACTORS.

    Our operating results have fluctuated significantly in the past. We believe that they may continue to fluctuate significantly in the future. A number of factors have led to periodic variations in our operating results, including:

    - competitors announcing technological innovations or new commercial products;

    - developments concerning proprietary rights, including patents;

    - competitors' publicity regarding actual or potential products under development;

    - regulatory developments in the United States and foreign countries;

    - period-to-period fluctuations in our financial results;

    - litigation;

    - economic and other external factors, including disasters and other crises.

    If in one or more future quarters our results of operations fall below expectations of securities analysts and investors, our stock price could be significantly harmed.

REGULATORY AND LEGAL UNCERTAINTIES COULD RESULT IN SIGNIFICANT COSTS OR OTHERWISE HARM OUR BUSINESS.

    In order to manufacture and sell our products, we must comply with extensive international and domestic regulation. In order to sell our products in the United States, approval from the FDA is required. The FDA approval process is expensive and time-consuming. We cannot predict which of our products that have not received FDA approval will be approved. Even if they are approved, we cannot predict the time frame for approval because it is subject to an independent governmental agency over which we have no control. Delays in approval will adversely affect the marketing and sale of our products. Foreign regulatory requirements differ from jurisdiction to jurisdiction and may, in some cases, be more stringent or difficult to obtain than FDA approval. In order to sell products in the countries comprising the European Economic Union, we must satisfy Union-wide regulatory requirements, even if we have previously received approvals from individual member countries. As with the FDA, we cannot predict if or when we will obtain these regulatory approvals. Delays in these approvals will also have an adverse affect on the marketing and sale of our products. In addition, approvals that are granted remain subject to continual review, which could result in product labeling restrictions or withdrawal of products from the market.

    We are in the process of conducting clinical studies in the United States relating to:

    - using the Aqua-Flow-TM- Glaucoma Device for the treatment of glaucoma; and

    - using the ICL-TM- for the treatment of myopia and hyperopia.

    If future clinical trial results of these new products are not the same as the clinical trial results to date we could be denied FDA approval. It is also possible that long-term safety and efficacy data, when collected, will be inconsistent with the clinical results to date. If this happens and we cannot demonstrate that these products can be used safely and successfully in a broad segment of the patient population on a long-term basis, we would likely be denied FDA approval. Furthermore, there could be serious complications or side effects that are unpredictable and could impair or delay our obtaining regulatory approval for these new products in the United States and other key markets.

    In addition to the review and approval process for our products, our manufacturing facilities and procedures are also subject to government regulation, including "good manufacturing practice" regulations promulgated by the FDA. We believe we are in compliance with all applicable regulations. However, the FDA and comparable regulatory agencies in other countries have substantial discretion in the interpretation and enforcement of applicable regulations. Future interpretations could be made by any regulatory body that could adversely affect us. At times, interpretations are applied retroactively. It is not possible for us to predict the extent or impact of any future federal, state, local or foreign legislation or regulation that will affect us and our products adversely.

    If the FDA believes that we are not in compliance with the law, they can do any or all of the following:

    - institute proceedings to detain or seize our products;

    - prohibit future violations; and

    - assess civil or criminal penalties against us and our officers or employees.

    Although we have not been the subject of any FDA enforcement action, if we become subject to an FDA enforcement action, it could result in a disruption of our operations for an undetermined time.

IF WE ARE NOT ABLE TO COMPLETE OUR CLINICAL TRIALS SUCCESSFULLY OR OUR CLINICAL TRIALS ARE DELAYED, WE MAY NOT BE ABLE TO OBTAIN REGULATORY APPROVALS TO MARKET OUR PRODUCTS WITHIN OUR PROJECTED TIME FRAMES.

    We currently have two products, the Aqua-Flow-TM- Glaucoma Device and the ICL-TM-, in clinical studies and other research and development programs in an early stage of development. Clinical testing in satisfaction of regulatory approval is a long, expensive and uncertain process. We cannot assure you that our clinical trials will be completed on schedule. Delays in patient enrollment in the trials may result in increased costs, program delays or both, which could slow down our product development and approval process and materially harm our business and financial condition. Even if initial results of preclinical studies or clinical trial results are positive, we may obtain different results in later stages of development, including failure to show desired safety and efficacy. The clinical trials of any of our product candidates could be unsuccessful, which would prevent us from commercializing the relevant product. Our failure to develop safe and effective products would substantially impair our ability to generate revenues and materially harm our business and financial condition.

WE ARE INVOLVED IN LITIGATION RELATED TO A JOINT VENTURE WITH CANON INC. AND CANON SALES CO., INC. THAT, IF PROLONGED, COULD CONSUME OUR TIME AND RESOURCES AND COULD SUBJECT US TO SIGNIFICANT LIABILITIES.

    We formed a joint venture with Canon Inc. and Canon Sales Co., Inc. in 1988. We recently filed an action against Canon, Canon Sales and a related party on claims related to breach of the joint venture agreement with these parties, including interference with contract and interference with prospective economic advantage. After our action was filed against these parties, they instituted arbitration proceedings against us before the Japanese Commercial Arbitration Association alleging breach of joint venture and licensing agreements among the parties and us, as well as other related claims. We filed counterclaims in the arbitration claiming irregularities in holding required shareholder's meetings, failure to fill vacant board positions and seeking an accounting. The arbitration proceeding is scheduled to commence in mid-October. The outcome of any litigation or arbitration proceeding is unpredictable, and if either, or both, of these proceedings become prolonged, they could consume our time and resources. Further, any unfavorable outcome could subject us to significant liabilities.

IF THIRD-PARTY PAYORS DO NOT PROVIDE REIMBURSEMENT FOR OUR CURRENT OR FUTURE PRODUCTS, OUR BUSINESS WOULD SUFFER MATERIALLY.

    Our ability to sell our products is, in part, dependent upon policies of government and private health insurance companies making reimbursement to ophthalmic surgeons with respect to their use of our products. In recent years, there have been numerous proposals to change the healthcare system in the United States. Some of these proposals have included measures that would limit or eliminate payments for medical procedures and treatments. In addition, as a result of the trend towards managed healthcare in the United States, as well as legislative proposals to reduce government insurance programs, third-party payors are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement of new medical procedures and treatments. Consequently, significant uncertainty exists as to the reimbursement status of newly approved healthcare products.

    If either government or private health insurance companies discontinue authorization of reimbursement payments for use of our existing products (principally our IOLs) at current levels, our business would suffer materially and we could be hampered in our ability to develop new products. Various federal and state programs, including Medicare and Medicaid, provide reimbursement primarily at fixed rates. These programs are subject to statutory and regulatory changes, administrative rulings, interpretations of policy and governmental funding restrictions, all of which may have the effect of decreasing program payments, increasing costs or requiring us to modify the way in which we operate our business. We are not able to predict whether changes will be made in the rates prescribed by these governmental programs. For example, reimbursement rates for IOLs by Medicare have declined in recent years. These changes could have a material and adverse effect on us, including our prospects for future sales of our products.

    International market acceptance of our products and product candidates may depend, in part, on the availability of reimbursement within prevailing health care payment systems. Reimbursement and health care payment systems in international markets vary significantly by country, and include both government sponsored health care and private insurance. We cannot assure you that we will obtain any international reimbursement approvals in a timely manner, if at all. Failure to receive international reimbursement approvals could materially and adversely affect market acceptance of our products in the international markets in which these approvals are sought. We currently do not expect that ICLs-TM-will be eligible for reimbursement, and there is no way to predict whether other new products will be eligible for reimbursement by government or private health insurance companies.

OUR LIMITED ABILITY OR FAILURE TO PROTECT OUR INTELLECTUAL PROPERTY MAY ADVERSELY AFFECT OUR ABILITY TO COMPETE.

    Our ability to compete effectively is materially dependent upon the proprietary nature of the designs, processes, technologies and materials owned, used by or licensed to us. Although we attempt to protect our proprietary property, technologies and processes through a combination of patent law, trade secrets and non-disclosure agreements, these may be insufficient. For example, in the case of patents, it is possible that existing patents granted to us or our licensors will be invalidated. Patents currently or prospectively applied for by us or our licensors may not be granted. Even if patents are granted, this does not assure that they will provide significant commercial benefits. Moreover, it is possible that competing companies may circumvent our patents or our licensors' patents by developing products that closely emulate but do not infringe these patents. This would allow our competitors to market products that compete with our products without obtaining a license from us. In addition to patented or potentially patentable designs, technologies, processes and materials, we also rely on proprietary designs, technologies, processes and know-how not eligible for patent protection. While we believe we have adequate procedures in place to protect against improper disclosure of these trade secrets, it is possible that competitors could independently develop the same or superior designs, technologies, processes and know-how. It is also possible that our trade secrets could be improperly disclosed in spite of our protective procedures.

    We believe that the international market for our products is as important as the domestic market, and therefore we seek patent protection for our products or those of our licensors in foreign countries where we feel such protection is needed. Because of the differences in foreign patent and other laws concerning proprietary rights, our products may not receive the same degree of protection in foreign countries as they would in the United States.

    The fact that we have patents issued to us for our products does not mean that we will always be able to successfully defend our patents and proprietary rights against challenges or claims of infringement by our competitors. The invalidation or circumvention of key patents (principally our core patents for insertion of foldable or deformable IOLs or ICLs-TM- through minimally invasive surgical techniques) or proprietary rights owned by or licensed to us could have an adverse effect on our business prospects. We could be required to defend against litigation involving our patents or proprietary rights of others. If we cannot successfully defend against claims of infringement or license such rights our business will be adversely affected. Legal and accounting costs relating to prosecuting or defending patent infringement litigation may be substantial.

WE MAY BE SUBJECT TO COSTLY AND TIME-CONSUMING PRODUCT LIABILITY ACTIONS OR BE REQUIRED TO RECALL ANY ONE OF OUR PRODUCTS, EITHER OF WHICH WOULD MATERIALLY HARM OUR BUSINESS.

    The testing and use of our products entail an inherent risk of physical injury to patients and expose us to potential product liability and other damage claims, including those that may arise from misuse or malfunction of, or design flaws in, our products. We may be held liable if any of our products causes injury or is found otherwise unsuitable during product testing, manufacturing, marketing or sale. We cannot assure you that we will be able to avoid product liability exposure. Product liability insurance for the medical technology industry is generally expensive, if available at all. We have obtained product liability insurance coverage in the amount of $1 million per occurrence, subject to a $15 million aggregate limitation. However, we cannot assure you that our present insurance coverage is now or will continue to be adequate. We cannot assure you that we can obtain adequate insurance coverage at a reasonable cost in the future. Our inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or inhibit us from commercializing our products. If we are sued for any injury caused by our products, our liability could exceed our total assets and our reputation could be damaged.

    In addition, in the event there are deficiencies or defects in the design or manufacture of any of our products, we may be required to recall the defective products. In the event of a product recall, our cost and potential liability could be significant and could significantly harm our business, financial condition and operating results, particularly if the recall relates to a product generating significant revenues and earnings for us. Potential negative publicity from a recall could also adversely affect our sales and/or regulatory approvals of our other products.

OUR RECENTLY ANNOUNCED RESTRUCTURING MAY NOT FULLY YIELD ALL OF ITS INTENDED BENEFITS.

    We have recently begun implementing a plan of restructuring that we announced in June 2000. This restructuring was designed to strategically write down non-performing assets to maximize our potential earnings. In June 2000, we finalized our total one-time restructuring charge at $24 million, consisting of non-cash charges of $19.9 million. The charges include discontinuing our Japanese joint venture and certain subsidiaries, writing-off or down inventory, patents and other assets that were considered questionable in providing us future value and employee severance costs associated with changes in our management. We have made several changes to our operations in an effort to strengthen our focus on our core products and move our product candidates through regulatory channels. We cannot assure you that these steps will succeed in improving gross profit margin. The success of our restructuring depends, in part, on whether we can continue to leverage sales of our core products, whether sales of new products will result in a more favorable mix of products, and on whether our anticipated cost savings can be achieved and sustained.

IF WE FAIL TO ATTRACT AND RETAIN KEY PERSONNEL AND PRINCIPAL MEMBERS OF OUR MANAGEMENT STAFF, OUR ABILITY TO EFFECTIVELY COMPETE COULD BE IMPAIRED AND OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS COULD BE MATERIALLY HARMED.

    Our success depends greatly on our ability to attract and retain qualified management and technical personnel, as well as to retain the principal members of our existing management staff. The loss of services of any of these persons could adversely affect the commercialization of our current products and our ability to develop and commercialize future products. In May 2000, our Board of Directors terminated several key management employees, including John R. Wolf, who served as our President and Chief Executive Officer since September of 1989, as well as our Executive Vice President of Research and Development and Vice President of Manufacturing. In October 2000, Mr. William C. Huddleston resigned as our interim President and Chief Executive Officer. Andrew F. Pollet, our Chairman of the Board, is currently acting as our interim President and Chief Executive Officer. We recently filled both the research and development and manufacturing positions. In order to pursue our commercialization plans and to expand and develop our research and development programs and pursue our product development plans, we will need to integrate our new personnel into our current operations and be required to hire a new President and Chief Executive Officer. We cannot assure you that we will be able to find a replacement for our Chief Executive Officer or that we will be able to integrate any new personnel into our organization. Further, we cannot assure you that we will not experience disputes relating to any of the terminations described above. We are aware of claims that have been asserted against us relating to some of these terminations. The outcome of these disputes is unpredictable and could consume our time and resources and subject us to substantial liability. We may also need to hire additional qualified research and development and sales and marketing personnel, as well as personnel with technical expertise and experience in clinical testing and government regulation. There is intense competition for qualified staff, and we cannot assure you that we will be able to attract and retain the necessary qualified staff to develop our business. If we fail to attract and retain key management staff, or if we lose any additional members of our current management team, our business, financial condition and operating results would be materially harmed. We do not maintain, and do not currently intend to obtain, key employee global life insurance on any of our personnel.

WE MAY EXPERIENCE DIFFICULTIES IN MANAGING GROWTH. IF WE ARE NOT ABLE TO EFFECTIVELY MANAGE OUR GROWTH, OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS COULD BE MATERIALLY HARMED.

    If we succeed in our commercialization and product development efforts, our growth could strain our operations, product development and other managerial and operating resources. Future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain and integrate additional employees, including management. In the future, our financial performance and our ability to compete effectively will depend, in part, on our ability to manage any future growth effectively. To that end, we must be able to:

    - hire and train additional qualified personnel;

    - expand the capacity, scalability and performance of our product commercialization and development infrastructure;

    - improve coordination among our marketing, operations, accounting and financing personnel;

    - develop our administrative, accounting and management information systems and controls; and

    - manage our future research and development efforts effectively.

    We cannot assure you that we will be able to accomplish these tasks. If we fail to accomplish any of these tasks, our business, financial condition and operating results would be materially harmed.

WE HAVE LIMITED MANUFACTURING EXPERIENCE.

    We manufacture our products in quantities sufficient to satisfy our current level of product sales. If we were to experience increases in sales, we may need to increase our production significantly beyond our present manufacturing capacity. Accordingly, we may be required to increase our manufacturing capacities or to contract with another party to manufacture our products. We cannot assure you that we can successfully increase our capacity on a profitable basis, or contract with another party on terms acceptable to us, if at all. Furthermore, we cannot assure you that if we choose to scale-up our manufacturing operations, we will be able to maintain compliance with FDA standards that regulate our manufacturing facilities.

IF WE EXPERIENCE AN INTERRUPTION OF OUR MANUFACTURING OPERATIONS, OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS WOULD BE MATERIALLY HARMED.

    We manufacture substantially all of the products we sell. As a result, any prolonged disruption in the operation of our manufacturing facilities, whether due to technical, labor or other difficulties, destruction of or damage to any facility or other reasons, could materially harm our business, financial condition and operating results.

BECAUSE WE HAVE OPERATIONS AND CUSTOMERS INTERNATIONALLY, OUR BUSINESS MAY BE ADVERSELY AFFECTED BY FOREIGN POLITICAL AND ECONOMIC CONDITIONS.

    A significant portion of our revenues relate to our international sales and operations. We expect this to continue to be the case in the future. Our international sales and operations subject us to several potential risks, including;

    - risks associated with fluctuating exchange rates;

    - the regulation of fund transfers by foreign governments;

    - United States and foreign export and import duties and tariffs; and

    - political instability.

    The occurrence of any of the foregoing could materially and adversely affect our business. We have not previously engaged in activities to mitigate the effects of foreign currency fluctuations, because historically we have been generally paid in U.S. dollars with respect to our international operations. As earnings from international operations increase, our exposure to fluctuations in foreign currencies may increase, and we may utilize forward exchange rate contracts or engage in other efforts to mitigate foreign currency risks. If we were to do this, there can be no assurance as to the effectiveness of these efforts in limiting any adverse effects of foreign currency fluctuations on our international operations and overall results of operations.

    Our continued growth is in part dependent on the expansion of international sales of our products. This expansion will involve operations in markets where we may not be experienced and we cannot assure you that we will be successful in capturing a significant portion of these markets. In many of these markets, we will continue to be dependent on the efforts of distributors, and we cannot assure you that the distributors will be successful or that they will maintain their relationships with us. In addition, we will not be able to market and sell our products in certain international markets until we obtain regulatory approval. We cannot assure you that we will be able to successfully commercialize any of our products in any international market. If we cannot, our business, financial condition and operating results will be materially harmed.

WE ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATION CONCERNING ENVIRONMENTAL MATTERS.

    We are subject to a variety of local, state and federal government regulations relating to the storage, discharge, handling, emission, generation, manufacture and disposal of toxic and other hazardous substances used to manufacture our products. We cannot be sure that we will be in compliance with governing standards in the future or that we will not incur significant costs to comply with environmental laws and regulations in the future. If we were to fail to comply with any of these regulations, this failure could subject us to significant liabilities. Furthermore, we cannot completely eliminate the risk of accidental contamination or injury from these toxic or hazardous materials.

WE MAY NEED ADDITIONAL FINANCING IN THE FUTURE, BUT OUR ACCESS TO CAPITAL FUNDING IS UNCERTAIN.

    Our current and anticipated development activities require substantial additional capital. We expect that our existing capital resources, together with the net proceeds of this offering, will be adequate to fund our operations for the foreseeable future, but we cannot guarantee that this will be the case. Our future capital needs will depend on many factors, including, successfully commercializing the Aqua-Flow-TM- Glaucoma Device and the ICL-TM-, changes in or termination of our relationships with our distributors or suppliers, changes in government regulations and policies, progress in our research and product development activities and expansion of our international operations. Our success may also depend on the magnitude and scope of these activities, the progress and level of unreimbursed costs associated with clinical trials, the costs associated with acquisitions, the costs of preparing, filing, prosecuting, maintaining and enforcing patent claims and other intellectual property rights, competing technological and market developments, the establishment of future collaborations, the development of our marketing activities, and the costs of manufacturing scale-up. We do not have committed external sources of funding and we cannot assure you that we will be able to obtain additional funds on acceptable terms, if at all. If adequate funds are not available, we may be required to:

    - delay, reduce the scope of or eliminate one or more of our commercialization or development programs;

    - obtain funds through arrangements with collaboration partners or others that may require us to relinquish rights to technologies, product candidates or products that we would otherwise seek to develop or commercialize ourselves; or

    - license rights to technologies, product candidates or products on terms that are less favorable to us than might otherwise be available.

    If we raise additional funds by issuing additional stock, our stockholders would suffer further dilution and new investors could have rights superior to existing stockholders. Further, if additional funds are raised through the issuance of debt securities, these securities could contain covenants that would restrict our operations. If we do not have sufficient funds at any time in the future, we may be unable to develop or commercialize our products, take advantage of business opportunities or respond to competitive pressures.

MARKET VOLATILITY MAY AFFECT OUR STOCK PRICE AND THE VALUE OF YOUR INVESTMENT MAY BE SUBJECT TO SUDDEN DECREASES.

    Our stock price has a history of volatility. This volatility has existed even in the absence of significant news or developments about us. Moreover, the stocks of medical technology and device companies in particular, and the stock market generally, have been subject to dramatic price swings in recent years, with the stock of small capitalization companies, like us, experiencing the greatest volatility. Factors that may have a significant impact on the market price of our common stock include:

    - variations in financial results;

    - changes in earnings estimates by industry research analysts;

    - investors' perceptions of us and our financial prospects;

    - results of the governmental approval process for our medical devices or techniques or for our competitors;

    - results of clinical trials;

    - changes in government regulations;

    - announcements of new products, technologies or techniques by us or our competitors;

    - announcements regarding patent litigation or the issuance of patents to us or our competitors;

    - changes in reimbursement policies; and

    - general economic, industry and market conditions.

    These price swings, both as to our stock and as to our industry and the stock market generally, are likely to continue. As a result, you could be subject to significant losses in your investment in our stock even if we successfully execute on our business strategy.

    In the past, following periods of market volatility, security holders of other companies have instituted class action litigation. If the market value of our stock experiences adverse fluctuations and we become involved in this type of litigation, we could incur substantial legal costs and management's attention could be diverted, which could materially harm our business and the market price of our common stock.

SALES OF COMMON STOCK MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

    A substantial number of outstanding shares of common stock and shares of common stock issuable upon exercise of outstanding options and warrants are eligible for sale in the public market. Sales of a substantial number of shares of our common stock or the perception that such sales could occur could cause the market price of our common stock to decline. Any sales by existing stockholders or holders of options or warrants may have an adverse effect on our ability to raise capital and may adversely affect the market price of our common stock.

IF YOU PURCHASE OUR COMMON STOCK, YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN THE BOOK VALUE OF YOUR SHARES.

    The price you will pay for our common stock will be substantially higher than the net tangible book value per share of our common stock, which as of June 30, 2000 was $2.41 per share. If you purchase our common stock in this offering, you will suffer immediate and substantial per share dilution. You will incur additional dilution upon the exercise of outstanding stock options and warrants.

SOME OF OUR EXISTING STOCKHOLDERS CAN EXERT SIGNIFICANT INFLUENCE OVER US. IF THEY MAKE DECISIONS THAT ARE NOT IN THE BEST INTERESTS OF ALL STOCKHOLDERS, THEN OUR STOCK PRICE MAY DECLINE.

    Our directors and executive officers and their affiliates will beneficially own, in the aggregate, approximately 19.77% of our outstanding common stock. As a result, these stockholders as a group will significantly influence our management and affairs and all matters submitted to our stockholders for approval, including electing directors, any merger, consolidation or sale of all or substantially all of our assets and any other significant corporation transaction. This control could discourage others from initiating potential merger, takeover or other change of control transactions, and may adversely affect the market price of our common stock. In addition, if these stockholders acted together, they could cause a result that may not be in the best interest of all stockholders.

SOME PROVISIONS IN OUR CERTIFICATE OF INCORPORATION AND BYLAWS AND DELAWARE LAW MAY DELAY OR PREVENT A TAKEOVER AND SUPPRESS OUR STOCK PRICE.

    Some provisions in our certificate of incorporation and bylaws may have the effect of delaying, deferring or preventing an acquisition, merger or other change of control of the Company, despite the possible benefits to our stockholders, or otherwise adversely affect the price of our common stock. These provisions include the following:

    - the ability of our board of directors to issue shares of preferred stock and to determine the price and other terms, including preferences and voting rights, of those shares without stockholder approval;

    - a staggered board of directors and the limited ability of stockholders to remove our directors;

    - a limitation on who may call special meetings of stockholders; and

    - advance notice requirements for nomination for election to our board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

    In addition to these provisions, we are subject to certain Delaware laws, including provisions that prohibit us from engaging in any "business combination" with a person who, together with affiliates and associates, owns 15% or more of our common stock (referred to as an interested stockholder) for a period of three years following the date that such person became an interested stockholder, unless the business combination is approved in the prescribed manner. The provisions of our certificate of incorporation and bylaws and Delaware law may discourage potential takeover attempts, discourage bids for our common stock at a premium over market price or could adversely affect the market price of, and the voting and other rights of the holders of, our common stock. As a result, the market price of our common stock could be adversely affected.

                                USE OF PROCEEDS

    The Selling Security Holders will receive all of the proceeds from the sale of the common stock offered. We will not receive any of the proceeds from the sale.

                            SELLING SECURITY HOLDERS

                                                    SHARES HELD                   SHARES HELD    PERCENTAGE
                                                    BEFORE THE       SHARES        AFTER THE    OWNED AFTER
SELLING SECURITY HOLDERS                             OFFERING     BEING OFFERED    OFFERING     THE OFFERING
------------------------                            -----------   -------------   -----------   ------------
Invesco Global Health Sciences Fund..............      475,000        475,000             0           *

Poster & Co......................................       77,840         77,840             0           *

Phoenix-Engemann Small & Mid-Cap Growth Fund.....       95,915         95,915             0           *

Snowy Flag & Co..................................        1,245          1,245             0           *

Salkheld & Co....................................      220,000        220,000             0           *

Fortis Advantage Portfolios, Inc.--Capital
  Appreciation Portfolio.........................      180,000        180,000             0           *

Baystar International, Ltd.......................      105,000        105,000             0           *

Baystar Capital, L.P.............................      195,000        195,000             0           *

Pequot Scout Fund, L.P...........................      245,000        145,000       100,000           *

Pequot Navigator Offshore Fund...................        5,000          5,000             0           *

  TOTAL..........................................    1,600,000      1,500,000       100,000

------------------------

*   Less than 1%

    None of the Selling Security Holders has had any position, office or other material relationship with us within the past 3 years.

                              PLAN OF DISTRIBUTION

    The shares of common stock offered by the Selling Security Holders may be sold from time to time to purchasers directly by any of the Selling Security Holders acting as principal for its own account in one or more transactions at a fixed price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Alternatively, any of the Security Holders may from time to time offer the common stock through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Security Holders and/or the purchasers of shares for whom they may act as agent. Sales may be made on the Nasdaq National Market or in private transactions. In addition to sales of common stock pursuant to the registration statement of which this prospectus is a part, the Selling Security Holders may sell such common stock in compliance with Rule 144 promulgated under the Securities Act of 1933.

    We are registering the shares of common stock on behalf of the Selling Security Holders. From time to time one or more of the Selling Security Holders may transfer, pledge, donate or assign such Selling Security Holders' shares of common stock to lenders or others and each of such persons will be deemed to be a "selling security holder" for purposes of this prospectus. The number of Selling Security Holders' shares of common stock beneficially owned by those Selling Security Holders who so transfer, pledge, donate or assign shares of common stock will decrease as and when they take such actions. The plan of distribution for Selling Security Holders' shares of common stock sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be Selling Security Holders under this prospectus.

    The Selling Security Holders and any agents, broker-dealers or underwriters that participate in the distribution of the common stock offered hereby may be deemed to be underwriters within the meaning of the Securities Act of 1933, and any discounts, commissions or concessions received by them and any profit on the resale of the common stock purchased by them might be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

    Under the Securities Exchange Act of 1934, any person engaged in a distribution of the common stock may not simultaneously engage in market-making activities with respect to the common stock for five business days prior to the start of the distribution. In addition, each selling stockholder and any other person participating in a distribution will be subject to the Securities Exchange Act of 1934 which may limit the timing of purchases and sales of common stock by the Selling Security Holders or any such other person. These factors may affect the marketability of the common stock and the ability of brokers or dealers to engage in market-making activities.

    We will pay substantially all of the expenses incident to the offering and sale of the common stock to the public, other than commissions, concessions and discounts of underwriters, dealers or agents. Such expenses, excluding such commissions and discounts, are estimated to be $85,188. The stock purchase agreement that the Selling Security Holders have entered into with us provide for cross-indemnification of the Selling Security Holders to the extent permitted by law, for losses, claims, damages, liabilities and expenses arising, under certain circumstances, out of any registration of the common stock.

                     NAMED EXPERTS AND INTEREST OF COUNSEL

    Our consolidated financial statements as of December 31, 1999 and 1998 and for the years then ended are incorporated by reference in this prospectus in reliance on the report of BDO Seidman, LLP, independent certified public accountants and under their authority as experts in auditing and accounting.

    Andrew F. Pollet, one of the principals of the law firm of Pollet & Richardson, a law corporation, is the owner of 1,014,880 shares of our common stock and options to purchase an additional 212,000 shares. In addition, Mr. Pollet serves as the Chairman of our Board of Directors and is the interim CEO and President. The validity of the securities offered will be passed upon by Pollet & Richardson, our counsel, whose address is 10900 Wilshire Boulevard, Suite 500, Los Angeles, California 90024.

                                MATERIAL CHANGES

RESTRUCTURING

    In May 2000, we announced our plans to strategically write down non-performing assets to maximize our potential earnings as we prepare to launch a number of new products. In June 2000, we finalized our total one-time restructuring charge at $24 million, consisting of non-cash charges of $19.9 million. The charges include discontinuing our Japanese joint venture and certain subsidiaries, writing-off or down inventory, patents and other assets that were considered questionable in providing us future value and employee severance costs associated with changes in our management. We recorded these charges against our second quarter of fiscal year 2000 earnings, before tax benefit.

CANON LITIGATION

    On May 23, 1988 we formed a joint venture with Canon Inc. and Canon Sales Co., Inc. On May 8, 2000, we filed a complaint in the United States District Court of the Central District of California against Canon, Inc., Canon
Sales, Inc., and a Japanese individual. The complaint seeks damages for tortious interference with contractual relations and tortious interference with actual and prospective business advantage. The Federal lawsuit arises from the named defendants' attempt to gain distribution rights and access to our proprietary technology and ophthalmic product lines for the Japanese market. We are currently awaiting a response to the complaint from the named defendants.

CANON ARBITRATION

    Canon Inc., and Canon Sales Co. Inc., referred to as the "Canon Companies" filed a Request for Arbitration with the Japan Commercial Arbitration Association on or about May 31, 2000 initiating an arbitration against us. The Request for Arbitration relates to a joint venture we formed with the Canon Companies in which Canon Staar Co., Inc., a Japanese corporation was formed. The Canon Companies have alleged that we have breached the joint venture agreement and certain distributor and license agreements and are seeking monetary damages. We filed an answer in July 2000 denying the allegations. We believe the allegations are without merit and intend to vigorously defend the action. We filed a counterclaim against the Canon Companies on August 2, 2000, which alleges among other claims, that the Canon Companies entered into unfair dealings with the joint venture. The counterclaim seeks a complete accounting and the transfer of the Canon Companies interest in the joint venture or the liquidation of the joint venture itself.

MANAGEMENT REORGANIZATION

    In May 2000, we appointed William C. Huddleston as our interim President and Chief Executive Officer. Mr. Huddleston replaced John R. Wolf, our former President and Chief Executive Officer, who separated from service as our employee in May 2000. At that time, we also elected Andrew F. Pollet as our Chairman, replacing Mr. Wolf, who continues to serve as one of our Directors.

    In October 2000, Mr. Huddleston resigned as our interim President and Chief Executive Officer. Mr. Huddleston will be a consultant to the Company focusing on our European operations. The Board of Directors has appointed Andrew F. Pollet to act as our interim President and Chief Executive Officer until these positions are permanently filled.

SALE OF ASSETS OF LASER & IMPLANT TECHNOLOGY CENTERS

    During 1999 we founded Laser & Implant Technology Centers, a Delaware limited liability company. Laser & Implant Technology Centers engages in the business of operating one surgery center for the purpose of providing a location to physicians to render ophthalmological and other medical services, including refractive laser procedures, and owns laser and other peripheral equipment used in four other surgery centers, from which it receives a fee for each surgery performed. We are in the process of transferring the assets of this business to Laser & Implant Technology Centers, a Georgia limited liability company, which is a third party unrelated to us. As payment in full for the assets, the purchaser has agreed to assume our executory obligations and those of Laser & Implant Technology Centers relating to the business, and to deliver to us or to Laser & Implant Technology Centers a promissory note for the cash portion of the purchase price. At this time, the cash portion of the purchase price has been determined to be $399,517. However, the cash portion of the purchase price may be changed prior to the execution of the purchase and sale agreement. The promissory note will bear interest at the rate of eight percent (8%) and will have a term of five years. Payment of principal and interest will be made on a monthly basis, but no payment of principal or interest will be due until January 1, 2001.

AMENDED 10-Q FILING

    On September 29, 2000, we filed a Quarterly Report on Form 10-Q/A for the quarterly period ended June 30, 2000. The reason for filing the amendment related to the accounting for the restructuring costs we incurred. Part of our restructuring plan included the discontinuance of both our joint venture in Japan and our operations in Brazil. The discontinuance of these operations was reported as discontinued operations in the originally filed Form 10-Q. After further investigation and analysis of Generally Accepted Accounting Principles, we concluded that these restructuring costs should be classified differently from what was presented in the Form 10-Q as originally filed. We reclassified the charge from the discontinuance of the joint venture in Japan to equity in operations in the joint venture, which is included in other income (expense) in the consolidated statements of operations. The related income tax benefit has been reclassified from discontinued operations to income tax benefit in the accompanying statements of operations. We reclassified the charge from the discontinuance of the operations in Brazil to restructuring, impairment, and other non-recurring charges, which are included in operating loss in our consolidated statements of operations. There was no change to our net loss or the loss per share amounts that were previously reported.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    We filed the following documents with the Commission and they are hereby incorporated by reference into this prospectus: (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1999, filed by us on March 30, 2000, which contained audited consolidated financial statements for the most recent fiscal year for which such statements were filed, (ii) a Proxy Statement dated May 1, 2000, (iii) the Quarterly Report on Form 10-Q for the quarter ended
March 31, 2000, filed with the Commission on May 15, 2000, (iv) the Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2000, filed with the Commission on September 29, 2000, and (v) the description of our common stock, which is contained in a Registration Statement filed on Form S-18, registration number 2-83434. All other documents and reports filed by us pursuant to Sections 13(a), 14 and 15(d) of the Securities Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus.

    Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any statement modified or superseded by this incorporation procedure shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

    We will provide without charge to each person to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of any or all documents that are incorporated by reference (not including the exhibits to such documents, unless the exhibits are specifically incorporated by reference in the document which this prospectus incorporates). Requests should be directed to Mr. Andrew F. Pollet, Interim Chief Executive Officer, at our principal executive offices located at 1911 Walker Avenue, Monrovia, California 91016, telephone number (626) 303-7902.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF MADE SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN GIVEN OR AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES OFFERED BY THIS PROSPECTUS OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

    THE DELIVERY OF THIS PROSPECTUS SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROSPECTUS. HOWEVER, IN THE EVENT OF A MATERIAL CHANGE, THIS PROSPECTUS WILL BE AMENDED OR SUPPLEMENTED ACCORDINGLY.

                            ------------------------

                               TABLE OF CONTENTS

                                          PAGE
                                        --------
Prospectus Summary....................      1
Risk Factors..........................      2
Use of Proceeds.......................     13
Selling Security Holders..............     13
Plan of Distribution..................     13
Named Experts and Interest of
  Counsel.............................     14
Material Changes......................     14
Incorporation of Certain Documents by
  Reference...........................     16

                                     [LOGO]

                             STAAR SURGICAL COMPANY

                                1,500,000 SHARES
                                  COMMON STOCK
                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                October 12, 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The expenses, none to be paid by the Selling Security Holders, in connection with the issuance and distribution of the securities are as follows:

SEC Registration Fee........................................  $  6,188.00
Legal Fees and Expenses.....................................  $ 75,000.00*
Accounting Fees and Expenses................................  $  2,500.00*
Miscellaneous...............................................  $  1,500.00*
                                                              ===========
    TOTAL...................................................  $ 85,188.00

       *   Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    As permitted by Section 102(b)(7) of the Delaware General Corporation Law, our Certificate of Incorporation includes a provision that eliminates the personal liability of each of our directors for monetary damages for breach of such director's fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

    In addition, our Certificate of Incorporation and our Bylaws provide that we must, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, indemnify our directors, officers and employees, and persons serving in such capacities in other business enterprises including, for example, our subsidiaries, at our request, including those circumstances in which indemnification would otherwise be discretionary. The rights conferred are not exclusive and we are authorized, pursuant to Section 145 of the Delaware General Corporation Law, to enter into indemnification agreements with our directors, officers and employees. We maintain director and officer liability insurance. The indemnification provisions in the Certificate of Incorporation and the Bylaws may be sufficiently broad to permit indemnification of our directors and officers for liabilities arising under the Securities Act of 1933.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us for expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether our indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue by the court.

ITEM 16.  EXHIBITS

         4.1            Certificate of Incorporation(1)
         4.2            Bylaws(1)
         4.3            Stockholders Rights Agreement(1)
         5.             Legal Opinion
        23.1            Consent of Accountants
        23.2            Consent of Legal Counsel (Included in Exhibit 5.)

(1) Incorporated by reference from Registrant's Annual Report on Form 10-K for the year ended January 3, 1997, as filed on April 2, 1997, SEC file number 000-11634.

ITEM 17.  UNDERTAKINGS

    We hereby undertake:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be their initial bona fide offering.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and we will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the 1933 Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Monrovia, State of California on the 12th of October, 2000.

                                                       STAAR SURGICAL COMPANY
                                                       a Delaware corporation

                                                       By:             /s/ ANDREW F. POLLET
                                                            -----------------------------------------
                                                                        Andrew F. Pollet,
                                                                        INTERIM PRESIDENT

    Pursuant to the requirements of the 1933 Securities Act, this Form S-3 Registration Statement has been signed by the following persons in the capacities indicated on the 12th of October 2000.

                /s/ ANDREW F. POLLET                   Interim President, Interim Chief Executive
     -------------------------------------------         Officer
                  Andrew F. Pollet

                   /s/ JOHN SANTOS                     Vice President and Chief Financial Officer
     -------------------------------------------         (principal accounting and financial officer)
                     John Santos

                /s/ ANDREW F. POLLET                   Chairman of the Board
     -------------------------------------------
                  Andrew F. Pollet

              /s/ PETER J. UTRATA, M.D.                Director
     -------------------------------------------
                   Peter J. Utrata

                /s/ VOLKER ANHAEUSSER                  Director
     -------------------------------------------
                  Volker Anhaeusser